                                                                     Exhibit 5.1

             [Letterhead of Ballard Spahr Andrews & Ingersoll, LLP]



                                  June 6, 2001

Great Lakes REIT
Suite 300
823 Commerce Drive
Oak Brook, Illinois 60523

       Re: Registration Statement on Form S-8: Equity and Performance Incentive Plan (Amended and Restated as of February 28, 2001)
                -------------------------------------------------------------

Ladies and Gentlemen:

                  We have served as Maryland counsel to Great Lakes REIT, a Maryland real estate investment trust (the "Company"), in connection with certain matters of Maryland law arising out of the registration of 1,088,090 common shares (the "Shares") of beneficial interest, $.01 par value per share, of the Company ("Common Shares") covered by the above-referenced Registration Statement (the "Registration Statement"), under the Securities Act of 1933, as amended (the "1933 Act"). The Shares are to be issued by the Company pursuant to the Company's Equity and Performance Incentive Plan (amended and restated as of February 28, 2001) (the "Plan"). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

                  In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

                  1. The Registration Statement, and all amendments thereto, to be filed with the Securities and Exchange Commission (the "Commission"), pursuant to the 1933 Act, and the related form of prospectus in the form to be filed with the Commission;

                  2. The Amended and Restated Declaration of Trust of the Company (the "Declaration of Trust"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

                  3. The Bylaws of the Company, certified as of the date hereof by its Secretary;

                  4. Resolutions adopted by the Board of Trustees of the Company relating to (a) the approval of the Plan and (b) the issuance of the Shares, certified as of the date hereof by the Secretary of the Company;

                  5. The Plan, certified as of the date hereof by the Secretary of the Company;

                  6.       The Proxy Statement of the Company, dated
April 18, 2001, relating to the Annual Meeting of Shareholders, including Notice of such Annual Meeting and form of Proxy;

                  7. A specimen of the certificate evidencing Common Shares, certified as of the date hereof by the Secretary of the Company;

                  8. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

                  9. A certificate executed by the Secretary of the Company, dated as of the date hereof; and

                  10. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

         In expressing the opinions set forth below, we have assumed, the following:

                  1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

                  2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

                  3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

                  4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

                  5. The Shares will not be issued in violation of any restriction or limitation contained in the Declaration of Trust.

                  6. Not more than 1,807,251 Common Shares have been issued or granted for issuance pursuant to the Company's Amended and Restated 1997 Equity and Performance Incentive Plan. Not more than 255,439 Common Shares have been issued or granted for issuance pursuant to the Company's Amended and Restated Stock Option Plan for Independent Trustees.

                  Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

                  1. The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

                  2. The Shares have been duly authorized for issuance pursuant to the Plan and, when and if issued and delivered against payment therefor and otherwise in the manner described in the Resolutions and the Plan, will be (assuming that upon any such issuance the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Declaration of Trust) validly issued, fully paid and nonassessable.

                  The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

                  This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                    Very truly yours,


                                    /s/ Ballard Spahr Andrews & Ingersoll, LLP


                                      -3-